NORTHERN FUNDS

AMENDMENT NO. 4 TO SUB-ADVISORY AGREEMENT

MULTI-MANAGER HIGH YIELD OPPORTUNITY FUND

This Amendment No. 4 (the “Amendment”), dated as of the 10th day of May, 2019, is entered into between Northern Trust Investments, Inc. (the “Adviser”), and Neuberger Berman Investment Advisers LLC (formerly known as Neuberger Berman Fixed Income LLC) (the “Sub-Adviser”).

WHEREAS, the Adviser, The Northern Trust Company of Connecticut (“NTCC”) and Sub-Adviser entered into a Sub-Advisory Agreement dated as of July 1, 2011, as amended January 1, 2013, June 30, 2014 and March 1, 2017 (as amended, the “Agreement”), pursuant to which Board of Trustees of the Northern Funds (the “Board”) has appointed the Sub-Adviser to act as a sub-adviser to Northern Funds (the “Trust”) for the Multi-Manager High Yield Opportunity Fund (the “Fund”);

WHEREAS, NTCC’s rights and obligations under the Agreement were assumed by the Adviser as of January 1, 2014; and

WHEREAS, the Adviser and Sub-Adviser now wish to amend Appendix A to the Agreement to change the timing of the fee payable by the Adviser to the Sub-Adviser from monthly to quarterly.

NOW THEREFORE, the parties hereto, intending to be legally bound hereby agree to amend the Agreement as follows:

1.    Effective April 1, 2019, Appendix A of the Agreement is hereby deleted in its entirety and replaced with the attached hereto.

2.    Except to the extent amended hereby, the Agreement, as amended, shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby.

All signatures need not appear on the same copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 4 to the Agreement as of the day and year first above written.

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Nina B. Staley
Title:	Senior Vice President

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Joseph Lind
Title:	Managing Director

Appendix A

Sub-Advisory Fees

As full compensation for the services and expenses assumed by the Sub-Adviser pursuant to this Agreement, the Sub-Adviser shall be entitled to a fee paid by the Adviser and determined in accordance with the following provisions:

1. Sub-Adviser’s Fee. The Sub-Adviser’s fee shall be calculated quarterly and will be equal to (i) the product of (a) the average of the value of the Sub-Advised Assets on each “Valuation Date” during the applicable calendar quarter times (b) the “Aggregate Assets Fee Rate” divided by (ii) four. If the Sub-Adviser provides investment advisory services for less than a full calendar quarter, the fee will be pro-rated based on the actual number of days during the quarter that the Sub-Adviser provided services to the Fund divided by 90. The Adviser shall pay the Sub-Adviser’s fee quarterly in arrears and within 60 days after the end of the applicable calendar quarter.

2. Definitions.

(a) “Valuation Date” shall mean (i) each day in each month for the Sub-Advised Assets; and (ii) the close of business on the last day of each month for the “Other Accounts.”

(b) “Other Accounts” shall mean all of the accounts and funds, other than the Sub-Advised Assets, managed by the Sub-Adviser for or on behalf of Northern Trust Investments, Inc. and/or its affiliates that have a substantially similar investment strategy for which the Sub-Adviser is being engaged pursuant to this Agreement.

(c) “Aggregate Assets Fee Rate” shall mean the quotient of fees calculated by applying “Aggregate Assets” to the “Aggregate Assets Fee Schedule” and dividing by the “Aggregate Assets.”

(d) “Aggregate Assets Fee Schedule” shall mean the following annual fee schedule:

[Material Redacted Pursuant to an Exemptive Order Issued by the U.S. Securities and Exchange Commission.]

(e) “Aggregate Assets” shall mean the sum of (i) the average value of the Sub-Advised Assets, and (ii) the average value of the assets within the Other Accounts, in each case as of the close of business on the applicable Valuation Dates during the applicable calendar quarter. The values for the Sub-Advised Assets and Other Accounts shall be as reported by the applicable custodian and fund administrator.

(f) “Sub-Advised Assets” shall mean the assets managed by the Sub-Adviser pursuant to this Agreement.